                                                                     (d)(10)(i)

                              AMENDED SCHEDULE A

                                    to the

               AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

                               ING MUTUAL FUNDS

                           OPERATING EXPENSE LIMITS

                                               Operating Expense Limit Percentage
                                             (as a percentage of average net assets)
                                         ----------------------------------------------
Name of Fund/1/                          Class A Class B Class C Class I Class O Class W
---------------                          ------- ------- ------- ------- ------- -------
ING Global Equity Dividend Fund/2/
Initial Term Expires March 1, 2006......  1.40%   2.15%   2.15%   1.15%   1.40%   1.15%


                                                  /s/ HE
                                                  ------------------------------
                                                  HE

Effective Date: December 17, 2007

/1/ This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

/2/ The Initial Term expires March 1, 2009 for Class I and Class W shares. Class W shares are effective December 17, 2007.